Exhibit 10.2

THE RMR GROUP INC.

Summary of Director Compensation

The following is a summary of the currently effective compensation of the Directors of The RMR Group Inc. (the “Company”) for services as Directors, which is subject to modification at any time by the Board of Directors:

•                                                                       Each Independent Director receives an annual fee of $40,000, plus a fee of $1,000 per day per Board or Committee meeting, with a maximum fee of $2,000 for any one day with multiple Board and Committee meetings.

•                                                                       The chairs of the audit committee, the compensation committee and the nominating and governance committee, receive an additional annual fee of $12,500, $7,500 and $7,500, respectively.

•                                                                       Each Independent Director receives a grant of 2,500 of the Company’s shares of Class A common stock on the date of the first Board meeting following each annual meeting of shareholders (or, for Directors who are first elected or appointed at other times, on the day of the first Board meeting attended).

•                                                                       The Company generally reimburses all Directors for travel expenses incurred in connection with their duties as Directors and for out of pocket costs incurred from their attending certain continuing education programs.